Exhibit 5.2

CONSENT OF PORTFOLIO CONSULTANT

To the Sponsor, Trustee and Holders

Equity Focus Trusts—Trilogy Global Advisors Baby Boom Economy Portfolio, 2006 Series B and Trilogy Global Advisors Global Communications Portfolio, 2006 Series B (the “Trusts”)

We hereby consent to the use of our name “Trilogy Global Advisors” and references to our firm in the Prospectus for the Trusts.

TRILOGY GLOBAL ADVISORS, LLC

/S/    JOHN MYKLUSCH

New York, New York

September 18, 2006